Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Bioverativ Inc., of our report dated August 11, 2016 relating to the consolidated financial statements of the Hemophilia Business of Biogen Inc. which appears in Bioverativ Inc.’s Registration Statement on Form 10 which was filed on December 20, 2016.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

January 31, 2017